Exhibit 10(e)(3)


                           SECOND AMENDMENT
                                TO THE
                      DEFERRED COMPENSATION PLAN
               FOR DIRECTORS OF THE QUAKER OATS COMPANY
      (As Amended and Restated Effective as of November 1, 1996)


     WHEREAS, the Deferred Compensation Plan for Directors of The Quaker Oats Company, as amended and restated effective as of November 1, 1996, (the "Plan"), was established by The Quaker Oats Company (the "Company") for the benefit of its eligible directors; and

     WHEREAS, certain amendments to the Plan are necessary in order to
  implement   changes  to  the  compensation  package  for   nonemployee
  directors previously approved by the Board;

     NOW, THEREFORE, the Plan is hereby amended effective January 1, 1999, as follows:

     1.    By  substituting  the following for the  last  sentence  of
     Section 3 of the Plan:

     "Any election for deferrals effective on and after January 1, 1999 shall result in Deferred Amounts being carried as Common Stock Units during the period of deferral."

     2.   By substituting the following for Section 4.c. of the Plan:

     "c.  Transfer  Between  Accounts.   Participants  may  transfer
     Deferred Amounts within their account from Cash Units into Common Stock Units upon application to the Secretary of the Company and approval by the Company's legal advisors. Participants with Common Stock Units credited to their account as of December 31, 1998, may transfer such Deferred Amounts to Cash Units on or prior to December 31, 1999, upon application to the Secretary of the Company and approval by the Company's legal advisors. With respect to a Participant whose Termination of Service has occurred before January 1, 1999, Deferred Amounts may be transferred within their account from Cash Units to Common Stock Units or from Common Stock Units to Cash Units upon application to the Secretary of the Company and approved by the Company's legal advisors. Any such transfers normally shall be made during the ten business days commencing on the third and ending on the twelfth business day following the release of quarterly and annual summary statements of the Company's sales and earnings."

     3.   By  substituting  the following for the second paragraph  of
     Section 5 of the Plan:

     "All payments of Deferred Amounts carried as Cash Units under this Plan shall be made in cash out of the general assets of the Company. The amount of each annual installment payment to a Participant shall be determined by dividing the Cash Units in the Participant's account by the number of installments remaining to be paid. All payments of Deferred Amounts carried as Common Stock Units under this Plan shall be made in shares of the Company's Common Stock. The number of shares of each annual installment payment to a Participant shall be determined by dividing the Common Stock Units in the Participant's account by the number of installments remaining to be paid."

     IN WITNESS WHEREOF, this Amendment is executed below by a duly authorized officer of the Company.


                                   THE QUAKER OATS COMPANY



Date:  March 17, 1999              By: /s/ John G. Jartz
                                       Its Senior Vice President